Exhibit 10.56

MASTER REPURCHASE AGREEMENT (SECURITIES)

Dated as of April 14, 2006

AMONG:

Wachovia Investment Holdings, LLC, as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”);

NovaStar Mortgage, Inc. (“NMI”), as a seller; NovaStar Certificates Financing LLC (“NCFLLC”), as a seller; and NovaStar Certificates Financing Corporation (“NCFC”), as a seller ( NMI, NCFLLC and NCFC, each a Seller and collectively, jointly and severally, the “Sellers”).

1. APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which the related Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the related Seller such Purchased Assets at a date certain, against the transfer of funds by the related Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

a. Defined Terms.

“1YR Repurchase Agreement” means that certain Second Amended and Restated Master Repurchase Agreement (Securities), dated as of April 14, 2006, among Wachovia Investment Holdings, LLC, Wachovia Bank, National Association, NovaStar Mortgage, Inc., NovaStar Assets Corp., NovaStar Certificates Financing LLC, and NovaStar Certificates Financing Corp., as amended from time to time.

“Adjusted Tangible Net Worth” means shall mean at any date:

(a) Book Net Worth, minus

(b) The sum of (1) all assets which would be classified as intangible assets of NFI and its consolidated Subsidiaries under GAAP (except purchased and capitalized value of servicing rights), including, without limitation, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs) plus (2) all receivables from directors, officers and shareholders of NFI and its consolidated Subsidiaries, minus

(c) The amount of unrealized gains on debt securities (as defined in FASB 115) of NFI and any Subsidiaries of NFI Holding, plus

(d) The amount of unrealized losses on debt securities (as defined in FASB 115) of NFI and any Subsidiaries of NFI Holding.

Provided that in all cases such amounts shall be determined by combining the relevant figures for NFI and for NFI Holding and its consolidated Subsidiaries and its Affiliates, as accounted for under the equity method.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting equity, by contract or otherwise.

“Agent” means Wachovia Investment Holdings, LLC or any successor.

“Agreement” means this Master Repurchase Agreement (Securities), as it may be amended, supplemented or otherwise modified from time to time.

“Asset-Backed Security” shall mean either (i) a certificate issued under a Trust Agreement representing 100% ownership of a Delaware business trust that has issued bonds secured by a pool of Mortgage Assets originated in accordance with the Underwriting Standards of the applicable Affiliate of the related Seller or (ii) a subordinated bond issued by a Delaware business trust that has issued bonds under an Indenture secured by a pool of Mortgage Assets originated in accordance with the Underwriting Standards of the applicable affiliate of the related Seller.

“Book Net Worth” shall mean the excess of total assets of NFI and its consolidated Subsidiaries over Total Liabilities of NFI and its consolidated Subsidiaries determined in accordance with GAAP (or such non-GAAP principles as may be disclosed to and approved by Buyer from time to time).

“Breakage Costs” shall have the meaning assigned thereto in Section 3(c) herein.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means, with respect to any Transaction as of any date of determination, the amount obtained by application of Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” means, with respect to any Transaction as of any date of determination, the percentage obtained by dividing the Market Value of the Purchased Assets on the Purchase Date by the Purchase Price on the Purchase Date.

“Change in Control” shall mean the acquisition (excluding any conversion of convertible preferred stock to common stock) by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission

under the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Guarantor at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned thereto in Section 8 hereof.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law.

“Effective Date” shall mean the date set forth on the top of the first page of this Agreement.

“Eligible Asset” shall mean each Eligible Residual with respect to which each of the representations and warranties set forth on Exhibit C hereto is accurate and complete as of the date of the related Transaction and as of each date thereafter through and including the related Repurchase Date, and for which Wachovia Capital Markets LLC (“WCM”) has acted as co-lead underwriter and joint book-runner of the offered securities at a minimum of 25% share of the underwriter’s concession for the respective securitization.

“Eligible Residuals” shall mean residual certificates arising from future securitizations of first-lien and second-lien home equity loans and mortgage loans to sub-prime borrowers originated by a Seller or an Affiliate thereof, which residual certificates are deemed to be eligible by Buyer in its sole and absolute discretion; provided, however, that any residual certificate shall cease to be an Eligible Residual if such residual has been subject to Transactions for greater than 1093 days.

“Event of Default” shall have the meaning assigned thereto in Section 18 hereof.

“Event of Termination” shall have the meaning assigned thereto in Section 18 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Agreement” shall mean with respect to any Purchased Asset, the pooling and servicing agreement, indenture or similar agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Guarantor” means NFI.

“Guaranty” means the Guaranty of the Guarantor in favor of the Buyer, dated as of April 14, 2006.

“Income” means, with respect to any Purchased Asset at any time, any principal thereof and all interest, dividends and other collections and distributions thereon, but not including any commitment nor origination fees.

“Indebtedness” shall mean, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” shall mean, for each day of a Transaction, a rate based on the offered rates of the Reference Banks for one-month U.S. dollar deposits, as determined by the Buyer for the related Purchase Date.

“Margin Call” As defined in Section 6(a).

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such asset by Buyer in its sole discretion, and (ii) with respect to a Purchased Asset that is not an Eligible Asset, zero.

“Master Security and Netting Agreement” means the Master Security and Netting Agreement dated as of April 15, 2005 among Buyer and certain Affiliates and the Guarantor and certain Affiliates as it may be further amended from time to time (including the joinder agreement dated as o April 14, 2006 executed in connection with this Agreement).

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance or properties taken as a whole of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to the Guarantor or the Guarantor and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of the Guarantor or any Affiliate that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against the Guarantor or any Affiliate that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” means $150,000,000.

“Maximum Recourse Amount” shall have the meaning thereto in Section 19.

“Mortgage Assets” shall mean home equity loans or mortgage loans originated by any Seller or an Affiliate of a Seller and underlying any Purchased Assets.

“Non-Seller Affiliate” means an Affiliate of any Seller or Guarantor that is not, itself, a Seller or Guarantor.

“Notice Date” shall have the meaning assigned thereto in Section 4 hereof.

“NCI Repurchase Agreement” means the Master Repurchase Agreement dated as of December 12, 2005 by and between NovaStar Capital, Inc. and Wachovia Bank, National Association.

“NFI” means NovaStar Financial, Inc. and its permitted successors and assigns.

“NFI Holding” means NFI Holding Corp. and its permitted successors and assigns.

“NMI Master Repurchase Agreement” means the Amended and Restated Master Repurchase Agreement dated as of May 14, 2004, between Wachovia Bank, National Association and NovaStar Mortgage, Inc.

“Obligations” means (a) all of Sellers’ and Guarantor’s obligation to pay the Repurchase Price on the Repurchase Date, and other obligations and liabilities of Sellers and Guarantors, to Buyer or its Affiliates arising under, or in connection with, the Program Documents or otherwise, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ or Guarantor’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Buyer or such Affiliate of its rights under the related agreements, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ and Guarantor’s obligations to Buyer or any other Person pursuant to the Program Documents.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint-stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to Buyer) with respect to such Transaction.

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in Section 3(b) hereof or as otherwise set forth in the Side Letter.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Master Security and Netting Agreement, the Guaranty, the Side Letter, the Swap Agreement and any other agreement entered into by any of the Sellers and/or the Guarantor, on the one hand, and Buyer or one of its Affiliates on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means the date on which Purchased Assets are to be transferred by the related Seller to Buyer.

“Purchase Price” shall mean the price at which Purchased Assets are transferred by Sellers to Buyer in a Transaction, which shall (unless otherwise agreed) be equal to the Purchase Price Percentage times the Market Value of the related Purchased Assets.

“Purchase Price Percentage” with respect to each Purchased Asset shall be equal to either (A) 75%, after the completion of the pre-funding period of the related securitization; or (B) the product of (x) 75% and (y) a fraction, the numerator of which is the unpaid principal balance of the underlying mortgage loans as of the applicable cut-off date, and the denominator of which is the aggregate balance of all of the bonds (including, without limitation, publicly offered, non-publicly offered and any bonds representing over collateralization or the right to receive prepayment penalties) comprising the related securitization with respect to Purchased Assets that are residuals, prior to the completion of the pre-funding period of the related securitization (the “Pre-Funded Purchase Price Percentage”).

“Purchased Assets” means, with respect to a Transaction, the Eligible Assets subject thereto, together with the related Records and other Collateral, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Rating Agency” means each of Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw Hill Companies, Inc. or Fitch Ratings.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the related Seller or any other person or entity with respect to a Purchased Asset. Records shall include the certificates with respect to any Purchased Asset and any other instruments necessary to document or service a Purchased Asset.

“Reference Banks” mean any leading banks selected by the Agent which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(d) and shall also include the date determined by application of Section 19.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from Buyer to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination.

“Required Equity” shall mean, with respect to the Guarantor (and its consolidated Subsidiaries) (together, the “Companies”), the sum of the dollar amounts calculated after multiplying the amount determined by combining the relevant figures for the Guarantor and its consolidated Subsidiaries for each asset class set forth in the table below (or if such asset class is owned by NFI or a consolidated Subsidiary but cannot be determined by combining the relevant figures for the Guarantor and its consolidated Subsidiaries, the fair market value thereof as calculated by the Companies subject, however, to the approval of the Buyer which will not be unreasonably withheld) by the Percentage Multipliers set forth opposite such asset class in the table below:

Asset Class	Percentage Multiplier
Cash	0%
Performing Warehouse Mortgage Loans including Accrued	5%

Asset Class	Percentage Multiplier
Interest Receivable
AAA-Rated I/O and Prepay (P) Certificates booked on-B/S	25%
BBB NIM Certificates	25%
Residuals from whole loan securitizations (including 1999-1)	35%
Residuals from NIM/CAPS	100%
Non-rated subordinate bonds (i.e. class O from 2002-2)	100%
BBB-Rated Mortgage-Backed Securities	25%
BB-Rated Mortgage-Backed Securities	50%
Agency Securities	3%
Servicing Agreements (Mortgage Servicing Rights)	35%
Servicing Advances	15%
REO + Non-performing (90+ & foreclosures from bond collateral calls)	35%
Other assets - Hedging Agreements (Value of reserves that are not reflected in Marks to Market that impact equity) - All Other Assets (all else remaining - including Other Receivables & PP&E)	100 35	% %
Intangible Assets	100%

“Revolving Term” shall mean the period of time beginning on the Effective Date of this Agreement and ending on the earlier to occur: (i) 364 days following the Effective Date of the Agreement and (ii) the date an Event of Default or Event of Termination exists.

“SEC” shall mean the Securities and Exchange Commission.

“Servicer” shall mean the designated servicer under each Servicing Agreement.

“Servicing Agreement” shall mean any servicing agreement pursuant to which any Mortgage Assets are serviced.

“Side Letter” means the Pricing Side Letter, dated as of April 14, 2006, among the Sellers, Guarantor and Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that for purposes of Section 18 hereof, “Subsidiary” shall not include any of the entities listed on Exhibit D hereto, which may be revised by Sellers from time to time upon consent of Buyers.

“Substitute Assets” has the meaning assigned thereto in Section 16(a).

“Swap Agreement” means the ISDA master swap agreement between Wachovia Bank, National Association and NovaStar Mortgage, Inc. dated as of September 15, 2003.

“Termination Date” has the meaning assigned thereto in Section 27.

“Total Liabilities” shall mean total liabilities of NFI and its consolidated Subsidiaries determined in accordance with GAAP (or with such non-GAAP principles as may be disclosed to and approved by Buyer from time to time) provided; for purposes of this Agreement, such term shall not include $50,000,000 of any unsecured junior subordinated notes issued pursuant to the Indenture dated as of March 15, 2005 between NMI and JPMorgan Chase Bank, N.A.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request of the related Seller to enter into a Transaction, in the form attached hereto as Exhibit B which is delivered to Buyer.

“Trust Agreement” shall mean each of the trust agreements pursuant to which an Asset-Backed Security has been issued.

“Trustee” shall mean, as applicable, the entity designated as such pursuant to each Trust Agreement.

“Underwriting Standards” means NMI’s underwriting guidelines in effect as of the date of this Agreement as the same may be amended from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“WL Master Repurchase Agreement” means that certain Second Amended and Restated Master Repurchase Agreement (Whole Loan), dated as of April 14, 2006, among Wachovia Bank, National Association, NFI Repurchase Corporation, NMI Repurchase Corporation, Acceleron Lending, Inc., HomeView Lending, Inc., and NovaStar Certificates Financing Corporation, as further amended from time to time.

“Whole Loan Outstanding Balance” means on any date of determination, the aggregate purchase price with respect to all mortgage loans subject to transactions under the WL Master Repurchase Agreement.

b. Interpretation.

Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by the Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the related Seller. Except where otherwise provided in this Agreement any determination, statement or certificate by the Buyer or an authorized officer of the Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where the related Seller or the Guarantor is required to provide any document to the Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Buyer requests otherwise. At the request of the Buyer, the document shall be provided in computer disk form or both printed and computer disk form. This Agreement is the result of negotiations among and has been reviewed by counsel to the Buyer, Guarantor and the Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, the Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the related Seller, the Guarantor, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3. THE TRANSACTIONS

a. Under the terms and conditions of the Program Documents, during the Revolving Term Buyer hereby agrees to enter into new Transactions with a Purchase Price up to the Maximum Aggregate Purchase Price. Unless otherwise agreed, the related Seller shall give Buyer notice of any proposed Purchase Date prior to 2:00 p.m. New York City time on the preceding Business Day (the date on which such notice is so given, the “Notice Date”). On the Notice Date, the related Seller or the Guarantor shall request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Notice.

b. The related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and the related Seller with respect to the Transaction.

c. The related Seller shall repurchase Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase subsists without regard to any prior or intervening liquidation or foreclosure with respect to each Purchased Asset. The related Seller is obligated to obtain the Purchased Assets from Buyer or its designee at the related Seller’s expense on (or after) the related Repurchase Date.

d. Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, each Purchased Asset that is repurchased by the related Seller on the 25th day of each month (or, if such 25th day is not a Business Day, the immediately following Business Day) following the related initial Purchase Date (the day of the month so determined for each month, or any other date designated by the related Seller to Buyer for such a repurchase on at least one Business Day’s prior notice to Buyer, a “Repurchase Date”, which term shall also include the date determined by application of Section 19) shall automatically become subject to a new Transaction unless Buyer is notified by the related Seller at least one (1) Business Day prior to any Repurchase Date, provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date for each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Side Letter.

e. If the related Seller repurchases Purchased Assets on any day which is not a Repurchase Date for such Purchased Assets, the related Seller shall indemnify Buyer and hold Buyer harmless from any losses, costs and/or expenses which Buyer may sustain or incur arising from the reemployment of funds obtained by Buyer hereunder or from fees payable to terminate the deposits from which such funds were obtained (“Breakage Costs”), in each case for the remainder of the applicable 30 day period. Buyer shall deliver to the related Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by Buyer to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon the related Seller, absent manifest error. This Section shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

4. [RESERVED]

5. PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Buyer. Any Repurchase Price or Price Differential received by Buyer after 12:00 noon New York City time shall be applied on the next succeeding Business Day.

6. MARGIN MAINTENANCE

a. If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Buyer may by notice to the related Seller require the related Seller in such Transactions to transfer to Buyer cash so that the cash and aggregate Market Value of the Purchased Assets will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

b. Notice required pursuant to Section 6(a) may be given by any means provided in Section 35 hereof. Any notice given before 11:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on such Business Day; notice given after 11:00 a.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. The related Seller, the Guarantor and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the related Seller or the Guarantor.

c. If the Sellers and the Guarantor fail to cure a Margin Deficit up to the Maximum Recourse Amount within the time period set forth in subsection (b) above, such failure shall be considered an Event of Default under Section 18 of this Agreement. If the Sellers and the Guarantor fail to cure the amount of a Margin Deficit that is in excess of the Maximum Recourse Amount (the “Excess Deficit Amount”) within the time period set forth in subsection (b) above, all collections on Eligible Assets that are subject to this Agreement must be immediately deposited by Seller into a controlled account (the “Buyer Controlled Account”) for the benefit of the Buyer. The Buyer may use such collections in the Buyer Controlled Account to satisfy any amount owed to Buyer under this Agreement, including, but not limited to, the Excess Deficit Amount. The Sellers and the Guarantor

shall have five (5) calendar days to pay the Excess Deficit Amount to the Buyer by wire transfer in immediately available funds (such time period, the “Excess Deficit Amount Grace Period”) to Buyer, provided that no Event of Default exists under this Agreement. If the Sellers and the Guarantor fail to provide the Excess Deficit Amount to Buyer prior to the end of such Excess Deficit Amount Grace Period, such failure shall be considered an Event of Termination under Section 18 of this Agreement (but not an Event of Default).

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Assets subject to that Transaction, such Income shall be paid directly to the Buyer and be the property of Buyer; provided, however, that all such Income shall be applied by Buyer to reduce the Obligations of Sellers hereunder. Notwithstanding the foregoing and subject to Section 6(c) above, Buyer agrees that prior to the occurrence of a Default, the related Seller shall be entitled to receive an amount equal to all Income received, whether by the Guarantor, Buyer or any servicer or any other Person, which is not otherwise received by the related Seller, in respect of the Purchased Assets minus an amount equal to the related Price Differential plus any Margin Deficit and any other amounts due to the Buyer pursuant to this Agreement; provided, however, that any income received by or on behalf of the related Seller while the related Transaction is outstanding shall be deemed held by the related Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.

8. SECURITY INTEREST

The related Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the related Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for the related Seller’s performance of all of its Obligations, the related Seller hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Assets, the related Records, the contractual right to receive payments, including the right to payments of principal and interest and the right to enforce such payments arising from or under any of the Purchased Assets, the contractual right to service or arrange for the servicing of each Mortgage Asset to the extent, if any, the related Seller has such rights, any servicing agreements with respect to each Mortgage Asset, including the rights of the related Seller, if any, under any Servicing Agreements to the extent such rights under the Servicing Agreements are assignable by the related Seller, and any proceeds and distributions with respect to any of the foregoing (collectively the “Collateral”).

9. CONDITIONS PRECEDENT

a. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto:

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii) A certified copy of each Seller’s and the Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv) An incumbency certificate of the secretaries of each Seller and the Guarantor certifying the names, true signatures and titles of each Seller’s and the Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(v) An opinion of each Seller’s and the Guarantor’s counsel as to such matters as Buyer (including, without limitation, a corporate opinion, a New York enforceability opinion, a security interest opinion, an investment company opinion and a “repurchase agreement” under federal bankruptcy law opinion), may reasonably request and in form and substance acceptable to Buyer, including;

(vi) A copy of the Underwriting Standards certified by an officer of NMI;

(vii) The Guaranty;

(viii) All of the conditions precedent in the Guaranty shall have been satisfied; and

(ix) Any other documents reasonably requested by Buyer.

b. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	Transaction Notice delivered pursuant to Section 4(a);

(B)	the definitive certificate representing ownership of such Purchased Asset in the name of Buyer or, if such Purchased Asset is registered on DTC or similar depository, evidence satisfactory to Buyer that the records of DTC or such depository show the Buyer as the beneficial ownership of such Purchased Asset;

(C)	each Governing Agreement with respect to each Purchased Asset; and

(D)	such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its good faith.

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyer shall not have reasonably determined that a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR, unless Seller shall have elected pursuant to Section 15(a) hereof that the Pricing Rate for all Transactions be based upon the Prime Rate.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction.

(v) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) No event or events shall have been reasonably determined by Buyer to have occurred and be continuing resulting in the effective absence of a whole loan or asset-backed securities market.

(vii) If requested, Buyer shall have received satisfactory information regarding the hedging strategy, arrangements and general policy of the Guarantor with respect to hedge instruments.

(viii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 9 that were not satisfied prior to such initial Purchase Date.

(ix) The Purchase Price for the requested Transaction shall not be less than $1,000,000 or an integral multiple of $500,000 thereafter.

(x) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(xi) Buyer shall not be obligated to enter into more than one Transaction per month (excluding any automatic Transaction pursuant to Section 3(d)).

(xii) Seller shall have paid to Buyer a fee equal to 1.00% of the initial Market Value of each Eligible Asset (as communicated in writing by the Buyer to the Seller), payable on the first Purchase Date for such Eligible Asset.

(xiii) The aggregate Purchase Price for the requested Transaction, when added to the aggregate Purchase Price of all Eligible Seasoned Residuals (as defined in the 1YR Repurchase Agreement) outstanding under the 1YR Repurchase Agreement shall not exceed $200,000,000.

(xiv) Any other documents reasonably requested by Buyer.

10. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset, if no Default or Event of Default has occurred and is continuing, Buyer shall release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Sections 6(a) and 16, the related Seller shall give at least three (3) Business Days’ prior written notice to Buyer if such repurchase shall occur on other than a Repurchase Date.

If such a Margin Deficit is applicable, Buyer shall notify the related Seller of the amount thereof and the related Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to the related Seller or the Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the related Seller’s or the Guarantor’s behalf.

12. REPRESENTATIONS AND WARRANTIES

Each Seller and the Guarantor hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

a. Due Organization and Qualification. Each Seller and the Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Each Seller and the Guarantor is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except to the extent any failure to be so qualified and in good standing or to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect or impair the enforceability of any Purchased Asset.

b. Power and Authority. Each Seller and the Guarantor has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

c. Due Authorization. The execution, delivery and performance of the Program Documents by each Seller and the Guarantor have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

d. Noncontravention. None of the execution and delivery of the Program Documents by the related Seller or the Guarantor or the consummation of the Transactions and transactions thereunder:

i) conflicts with, breaches or violates any provision of any Seller’s charter documents, bylaws, operating agreement or any similar agreement, any material agreement of any Seller or the Guarantor or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to the related Seller or the Guarantor or its properties;

ii) constitutes a default by the related Seller or the Guarantor under any loan or repurchase agreement, mortgage, indenture or other material agreement or instrument to which the related Seller or the Guarantor is a party or by which it or any of its properties is or may be bound or affected; or

iii) results in or requires the creation of any lien upon or in respect of any of the assets of the related Seller or the Guarantor except the lien relating to the Program Documents.

e. Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, any Seller, the Guarantor or any of their Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a Material Adverse Effect.

f. Valid and Binding Obligations. Each of the Program Documents to which Sellers or the Guarantor is a party, when executed and delivered by Sellers or the Guarantor, as applicable, will constitute the legal, valid and binding obligations of the related Seller or the Guarantor, as applicable, enforceable against the related Seller or the Guarantor, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.

g. Financial Statements. The financial statements of Guarantor, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to

Guarantor. Except as disclosed in such financial statements, the Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to the Guarantor.

h. Accuracy of Information. None of the documents or information prepared by or on behalf of Sellers or any Guarantor and provided by Sellers or the Guarantor to Buyer relating to Sellers’ or the Guarantor’s financial condition contain any statement of a material fact with respect to Sellers or the Guarantor or the Transactions that was untrue or misleading in any material respect when made. Since the most recent furnishing of such documents or information, there has been no Material Adverse Change with respect to Sellers or the Guarantor, that would render any of such documents or information untrue or misleading in any material respect.

i. No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by Sellers or the Guarantor of this Agreement or the consummation by Sellers or the Guarantor of any other Program Document, other than any that have heretofore been obtained, given or made.

j. Compliance With Law. Etc. No practice, procedure or policy employed or proposed to be employed by Sellers or the Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change with respect to Sellers or the Guarantor or a Material Adverse Effect.

k. Solvency: Fraudulent Conveyance. Each Seller and the Guarantor is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, neither Sellers nor the Guarantor will be left with an unreasonably small amount of capital with which to engage in its business. Neither Sellers nor the Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Sellers nor the Guarantor is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Sellers or the Guarantor or any of their assets. The amount of consideration being received by Sellers upon the sale of the Purchased Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. Sellers are not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

l. Investment Company Act Compliance. Each Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

m. Taxes. Each Seller and the Guarantor has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by the Sellers or the Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

n. Additional Representation. With respect to each Purchased Asset, the related Seller hereby makes all of the applicable representations and warranties set forth in each Confirmation to which such Purchased Asset is or has been subject, in each case as of the related Purchase Date, and the related Seller understands that if the substance of any such representation or warranty ceases to be true because of events occurring after such date, the Market Value could be adversely affected.

o. No Broker. Neither any Seller nor the Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Sellers or the Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by the related Seller or the Guarantor, as applicable.

p. Corporate Separateness.

(i) The capital of Sellers and the Guarantor is adequate for the respective business and undertakings of Sellers and the Guarantor.

(ii) Other than as provided in this Agreement and the other Program Documents, Sellers are not engaged in any business transactions with the Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(iii) The funds and assets of each Seller is not and will not be, commingled with the funds of any other Person.

q. Hedging. Each Seller has entered into the hedge instruments pursuant to its customary hedging procedures.

r. Governing Agreements. Each Governing Agreement is in full force and effect and has not been modified, amended or supplemented except for any modifications, amendments and supplements approved by Buyer.

s. Purchased Assets. With respect to each Purchased Asset, the related Seller has sold to Buyer a one hundred percent (100%) interest in each class of such Purchased Asset.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

13. COVENANTS OF SELLERS AND GUARANTOR

Each Seller and the Guarantor, as applicable, hereby covenants with Buyer as follows:

a. Defense of Title. Each Seller and the Guarantor warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

b. No Amendment or Compromise. Without Buyer’s prior written consent, neither any Seller, the Guarantor nor those acting on any Seller’s or the Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents.

c. No Assignment. Except as permitted herein, neither any Seller nor any Guarantor shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Documents.

d. Reserved.

e. Preservation of Collateral: Collateral Value. Each Seller and the Guarantor shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller and the Guarantor will comply with all rules, regulations and other laws of any Governmental Authority necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Neither any Seller nor the Guarantor will allow any default for which any Seller or the Guarantor is responsible to occur under any Collateral or any Program Documents and each Seller and the Guarantor shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

f. Maintenance of Papers, Records and Files. Each Seller and the Guarantor shall require, and each Seller or the Guarantor of the Purchased Assets shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Each Seller or the Guarantor of the Purchased Assets will maintain all such Records not in the possession of Buyer in good and complete condition in accordance with industry practices and preserve them against loss.

i) Each Seller and the Guarantor shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Buyer’s possession unless Buyer otherwise approves.

ii) For so long as Buyer has an interest in or lien on any Purchased Asset, each Seller and the Guarantor will hold or cause to be held all related Records in trust for Buyer. Each Seller or the Guarantor shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

iii) Upon reasonable advance notice from Buyer, each Seller and the Guarantor shall (x) make any and all such Records available to Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller or the Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller or the Guarantor with its independent certified public accountants.

g. Financial Statements: Accountants’ Reports: Other Information. Each Seller and the Guarantor shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to Buyer. Each Seller and Guarantor shall furnish or cause to be furnished to Buyer the following:

i) Financial Statements. (x) As soon as available and in any event within 90 days after the end of each fiscal year, the consolidated and consolidating, audited balance sheets of Guarantor as of the end of each fiscal year of Guarantor, and the audited financial statements of income and changes in equity of Guarantor, and the audited statement of cash flows of Guarantor and each Seller, for such fiscal year and (y) as soon as available and in any event within 45 days after the end of each quarter, the consolidated and consolidating, unaudited balance sheets of Guarantor as of the end of each quarter, and the unaudited financial statements of income and changes in equity of Guarantor and the unaudited statement of cash flows of Guarantor for the portion of the fiscal year then ended, and (z) within 30 days after the end of each month, monthly consolidated and consolidating and unaudited statements (excluding cash flow statements) and balance sheets as provided in clause (y), all of which have been prepared in accordance with GAAP (subject, in the case of interim statements, to normal year-end adjustments) and certified by Guarantor’s treasurer or chief financial officer.

ii) Monthly Certification. Each Seller shall execute and deliver a monthly certification substantially in the form of Exhibit A-1 attached hereto and Guarantor shall execute and deliver a monthly certification substantially in the form of Exhibit A-2 attached hereto.

h. Notice of Material Events. Each Seller and the Guarantor shall promptly inform Buyer in writing of any of the following:

i) any Default, Event of Default or default or breach by any Seller or the Guarantor of any other material obligation under any Program Document, or the occurrence or existence of any event or circumstance that any Seller or the Guarantor reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by any Seller or the Guarantor;

ii) any material change in the insurance coverage required of any Seller or the Guarantor or any other Person pursuant to any Program Document, with copy of evidence of same attached;

iii) any material dispute, litigation, investigation, proceeding or suspension between any Seller or the Guarantor, on the one hand, and any Governmental Authority or any other Person;

iv) any material change in accounting policies or financial reporting practices of any Seller or the Guarantor;

v) the occurrence of any material employment dispute and a description of the strategy for resolving it; and

vi) any event, circumstance or condition that has resulted, or has a reasonable possibility of resulting, in either a Material Adverse Change with respect to any Seller or the Guarantor or a Material Adverse Effect.

i. Maintenance of Licenses. Except as would not be reasonably likely to have a Material Adverse Effect, (i) each Seller and the Guarantor shall maintain, all material licenses, permits or other approvals necessary for each Seller and the Guarantor to conduct its business and to perform its obligations under the Program Documents, and (ii) each Seller and the Guarantor shall conduct its business in accordance with applicable law.

j. No Withholdings for Taxes. Any payments made by the related Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if the related Seller shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then the related Seller shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time the Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed. This provision does not apply to income taxes payable by Buyer on its taxable income.

k. Change in Nature of Business. Neither any Seller nor the Guarantor shall make any material adverse change in the nature of its business as a mortgage originator and servicer as such business is carried on at the date hereof.

l. Limitation on Distributions. If an Event of Default has occurred and is occurring, neither any Seller nor the Guarantor shall pay any dividends or distributions with respect to any capital stock or other equity interests in any Seller or the Guarantor (except any dividends or distributions required by law in order for such party to maintain its status as a real estate investment trust), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Seller or the Guarantor.

m. Merger of Guarantor. The Guarantor shall not at any time, directly or indirectly, without Buyer’s prior consent (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect; or (iii) make any Material Adverse Change with respect to the Guarantor or the Guarantor’s Subsidiaries.

n. Insurance. Each Seller will obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

o. Affiliate Transaction. Neither any Seller nor the Guarantor will at any time, directly or indirectly, sell, lease or otherwise transfer any material property or assets to, or otherwise acquire any material property or assets from, or otherwise engage in any material transactions with, any of their Non-Seller Affiliates unless the terms thereof are no less favorable to the related Seller or the Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not an Affiliate.

p. Change of Fiscal Year. Neither any Seller nor the Guarantor will at any time, directly or indirectly, except upon thirty (30) days’ prior written notice to Buyer, change the date on which the related Seller’s or the Guarantor’s fiscal year begins from the related Seller’s or such Guarantor’s current fiscal year beginning date.

q. Underwriting Standards. Guarantor shall not permit any material modifications to be made to the Underwriting Standards without prior notice to the Buyer.

r. Excluded Subsidiaries. No material change in the nature of the business including without limitation, capitalization or change in significant investors shall occur for any Subsidiaries listed on Exhibit D, without thirty (30) days prior written notice to the Buyer.

14. REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the related Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price.

15. CHANGE OF LAW

a. If Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBOR, then the related Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer, repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at the related Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

b. If Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time the related Seller will compensate Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide the related Seller with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, the related Seller will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by the related Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

16. SUBSTITUTION

a. The related Seller may, subject to agreement with and acceptance by Buyer, substitute other assets which are substantially the same as the Purchased Assets (the ?Substitute Assets?) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such other Substitute Assets and transfer to the related Seller of such Purchased Assets. After substitution, the Substitute Assets shall be deemed to be Purchased Assets.

b. In the case of any Transaction for which the Repurchase Date is other than the Business Day immediately following the Purchase Date and with respect to which the related Seller does not have any existing right to Substitute Assets for the Purchased Assets, the related Seller shall have the right, subject to the proviso to this sentence, upon notice to Buyer, which notice shall be given at or prior to 10 a.m. (New York City time) on the second preceding Business Day, to Substitute Assets for any Purchased Assets; provided, however, that Buyer may elect, by the close of business on the Business Day following which such notice is received, or by the close of the next Business Day if notice is given after 10 a.m. (New York City time) on such day, not to accept such substitution. In the event such substitution is accepted by Buyer, such substitution shall be made by the related Seller’s transfer to Buyer of such Substitute Assets and Buyer’s transfer to the related Seller of such Purchased Assets, and after such substitution, the Substitute Assets shall be deemed to be Purchased Assets. In the event Buyer elects not to accept such substitution, Buyer shall offer the related Seller the right to terminate the Transaction.

c. In the event the related Seller exercises its right to substitute or terminate under subsection (b), the related Seller shall be obligated to pay to Buyer, by the close of the Business Day of such substitution, as the case may be, an amount equal to (A) Buyer’s actual cost in bona fide third party transactions (including all fees, expenses and commissions) of (i) entering into replacement transactions; (ii) entering into or terminating hedge transactions; and/or (iii) terminating transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (B) to the extent Buyer determines not to enter into replacement transactions, the Breakage Costs incurred by Buyer directly arising or resulting from such substitution or termination.

17. REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties with respect to the Purchased Assets hereunder and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

18. EVENTS OF DEFAULT; EVENTS OF TERMINATION

a. With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

i. any Seller fails to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

ii. any Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations to pay the Maximum Recourse Amount prior to such Repurchase Date;

iii. either any Seller or a Guarantor shall fail to perform, observe or comply with any other material term, covenant or agreement contained in the Program Documents and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days of the earlier of (i) such party’s receipt of written notice from Buyer of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

iv. any representation or warranty made by any Seller or a Guarantor (or any of any Seller’s or such Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or to have been made or repeated (other than the representations or warranties in Exhibit C, which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Asset, unless Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

v. any Seller, the Guarantor, or any of Sellers’ or Guarantor’s Affiliates and Subsidiaries shall fail to pay any of Sellers’, Guarantor’s or Sellers’ or Guarantor’s Affiliates’ and Subsidiaries’ Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under Sellers’, Guarantor’s or Sellers’ or Guarantor’s Affiliates’ Guarantee of another person’s Indebtedness for borrowed money, and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof provided that such Indebtedness is in excess of (i) $5,000,000 with respect to the Guarantor and (ii) $1,000,000 with respect to all other parties referenced in this subsection (v) and such failure is not cured within two (2) Business Days;

vi. a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, a Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries, or of any of any Seller’s, the Guarantor’s or their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such property; or any Seller, the Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries generally fails to pay any Seller’s, the Guarantor’s or any Seller’s or the Guarantor’s Subsidiaries’ debts as they become due; or any Seller, the Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller, the Guarantor or any of any Seller’s or a Guarantor’s Subsidiaries; or any of any Seller’s, Guarantor’s or any Seller’s or the Guarantor’s Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller, the Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

vii. any Seller, the Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries files a voluntary petition in bankruptcy seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Seller, any Guarantor or any of any Seller’s or the Guarantor’s Subsidiaries, or of all or any part of any Seller’s, the Guarantor’s or any Seller’s or the Guarantor’s Subsidiaries’ Property; or makes an assignment for the benefit of any Seller, the Guarantor or any Seller’s or the Guarantor’s Subsidiaries’ creditors;

viii. any final, nonappealable judgment or order for the payment of money in excess of (i) $5,000,000 with respect to the Guarantor and (ii) $1,000,000 with respect to all other parties referenced in this subsection (viii), in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Seller, the Guarantor or any of Sellers’ or Guarantor’s Affiliates and Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and any Seller, the Guarantor or any of Sellers’ or Guarantor’s Affiliates and Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

ix. any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, the Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or shall have taken any action to displace the management of any Seller, the Guarantor or any of any Seller’s or Guarantor’s Subsidiaries or to materially curtail its authority in the conduct of the business of any Seller, the Guarantor or any of any Seller’s or Guarantor’s Subsidiaries, or takes any action in the nature of enforcement to remove or materially limit or restrict the approval of any Seller, the Guarantor or any of any Seller’s or Guarantor’s Subsidiaries as an issuer, buyer or a seller/servicer of the Purchased Assets or similar securities;

x. any Seller, any Guarantor or any of any Seller’s or any Guarantor’s Subsidiaries shall default under, or fail to perform as requested under, or shall otherwise breach the material terms of any instrument, agreement or contract relating to Indebtedness, and such default, failure or breach shall entitle any counterparty to declare an amount of such Indebtedness in excess of (i) $5,000,000 with respect to the Guarantor and (ii) $1,000,000 with respect to all other parties referenced in this subsection (x), to be due and payable prior to the maturity thereof;

xi. in the reasonable good faith judgment of Buyer any Material Adverse Change shall have occurred with respect to any Seller, a Guarantor or any of any Seller’s or a Guarantor’s Subsidiaries taken as a whole;

xii. any Seller or any Guarantor shall admit in writing its inability to, or intention not to, perform any of any Seller’s or such Guarantor’s respective material Obligations;

xiii. any Seller or any Guarantor dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of any Seller’s or such Guarantor’s (as applicable) business or assets (other than pursuant to a securitization or similar transaction in the ordinary course of business) unless Buyer’s written consent is given;

xiv. this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Collateral purported to be covered hereby;

xv. either any Seller’s or the Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Seller or the Guarantor as a “going concern” or a reference of similar import;

xvi. a Change in Control of the Guarantor shall have occurred which has not been approved by Buyer;

xvii. the ratio of Guarantor’s Adjusted Tangible Net Worth to Required Equity at any date is less than 1.0:1.0;

xviii. Guarantor shall fail to maintain a minimum Adjusted Tangible Net Worth of $300,000,000 plus 80% of any new equity raised after September 30, 2005;

xix. any (a) termination by any Seller of any Servicer or subservicer or the Mortgage Assets without the prior written consent of Buyer to the extent any Seller’s consent is required for such termination or (b) amendment of any Servicing Agreement without the prior written consent of Buyer to the extent any Seller’s consent is required for such occurrences, (c) failure by any Seller (if it is the Servicer) or any Servicer to service the Mortgage Assets in accordance with (i) industry standards for similar loans with third parties or (ii) the standards set forth in the Servicing Agreement; and

xx. any event of default has occurred under any Servicing Agreement, any Indenture, any Trust Agreement or the Guaranty.

xxi. the amount of Guarantor’s liquidity (defined as the aggregate amount of Guarantor’s cash plus amount available under warehouse financing facility, but only to the extent that Guarantor has unencumbered assets to pledge thereunder and further adjusted by taking into account any applicable haircuts) as of any date is less than $15,000,000.

xxii. any event of default under the Swap Agreement, the NMI Repurchase Agreement, the NCI Repurchase Agreement or WL Master Repurchase Agreement.

b. With respect to any Transactions covered by or related to this Agreement, the Sellers’ and Guarantor’s failure to cure an Excess Deficit Amount pursuant to Section 6(c) of this Agreement shall constitute an “Event of Termination”.

19. REMEDIES

Upon the occurrence of an Event of Default or an Early Termination Date, Buyer, at its option, shall have any or all of the following rights and remedies, which may be exercised by Buyer in good faith:

a. The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur.

b. The related Seller’s obligations hereunder to pay the Maximum Recourse Amount shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be retained by Buyer; the related Seller and each Guarantor shall immediately deliver to Buyer or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in any Seller’s and any Guarantor’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets thereon shall be deemed transferred to Buyer.

c. At any time during the continuance of an Event of Termination, Buyer shall have the right to terminate this Agreement and all Transactions hereunder by delivering written notice of termination to Sellers and Guarantor (a “Notice of Termination”) specifying the Market Value of the Purchased Assets as of the date of such notice, in which event this Agreement and all Transactions hereunder shall terminate on the date that is five (5) Business Days following such Termination Notice (the “Early Termination Date”). Prior to such Early Termination Date, the Sellers shall have the option, but not the obligation, to repurchase the Purchased Assets at the Repurchase Price.

d. Buyer may (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(b) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the related Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Maximum Recourse Amount and any other amounts owing by the related Seller hereunder. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default or an Event of Termination; second to Breakage Costs, costs of cover and/or related hedging transactions; third to the Maximum Recourse Amount; and fourth to all other Obligations.

e. The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or an Event of Termination, or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

f. In addition to its rights hereunder and subject to the limitations in Section 19(k) hereof, Buyer shall have the right to proceed against any of the related Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or its designee (other than assets held solely in a custodial capacity for any Person other than Buyer or any Affiliate of Buyer), including the right to liquidate such assets and to set-off the proceeds against monies owed by the related Seller to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to the related Seller hereunder against all of the related Seller’s Obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

g. Buyer may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

h. Buyer may direct the Seller, or its Affiliate, to resign as the servicer of the Mortgage Assets and to cooperate with any successor servicer; provided that, it shall be a condition of such resignation that the Seller, or its Affiliate, (i) receive an amount equal to the greater of book or market value of the servicing rights to the Mortgage Assets plus any unreimbursed servicing advances due to the Seller or its Affiliate and (ii) shall have the right to select such successor servicer which shall be subject to the final approval of the Buyer.

i. Subject to the limitations in Section 19(k) hereof, the related Seller shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and Breakage Costs and all costs and expenses incurred within 30 days of the Event of Default or an Event of Termination in connection with hedging or covering transactions related to the Purchased Assets.

j. Each Seller and each Guarantor shall cause all sums received by it with respect to the Purchased Assets to be remitted to Buyer (or such other Person as Buyer may direct) after receipt thereof.

k. Sellers and Guarantors shall remain liable to Buyer for any amounts that remain owing to Buyer by any Seller or Guarantor under this Agreement and any other Program Document following application of all cash, Purchased Assets and proceeds of liquidation thereof, any other Collateral and proceeds thereof, and all other sums or obligations owed by Buyer to any Seller hereunder or under any other Program Document, pursuant to and in accordance with this Section 19; provided, however, that absent any Seller’s fraud, willful misconduct or bad faith, the aggregate amount of such remaining liability of each Seller and Guarantor, collectively, to Buyer under this Agreement and the other Program Documents, collectively, shall not exceed the Maximum Recourse Amount, and all Obligations of each Seller and Guarantor under this Agreement and the other Program Documents, collectively, in excess of the Maximum Recourse Amount shall be deemed, for all purposes under this Agreement, the other Program Documents, and otherwise, to have been satisfied and discharged in full. For purposes of this Agreement and the other Program Documents:

i. The term “Maximum Recourse Amount” means an aggregate amount equal to ten percent (10%) of the Purchase Price of all Purchased Assets subject to outstanding Transactions under this Agreement as of the occurrence of an Event of Default or Early Termination Date, as applicable, minus the aggregate amount of all Margin Calls with respect to such Transactions that has previously been paid by Sellers and Guarantor; provided, however, that the Maximum Recourse Amount will be equal to the amount of any actual deficiency (only if such deficiency is greater than the Maximum Recourse Amount determined above) to the extent resulting from: (A) failure of any representation and warranties set forth in this Agreement to be materially true and correct with regard to a particular Purchased Asset on the initial Purchase Date for such Purchased Asset; (B) Seller’s failure to notify Buyer, on or prior to any Purchase Date, of any failure of any representation and warranty set forth in this Agreement hereto to be materially true and correct, to the extent such failure of such representation and warranty to continue to be materially true and correct is actually known to Seller; or (C) Buyer’s failure to receive an interest in the Purchased Assets as contemplated by this Agreement upon payment by Buyer of the Purchase Price for such Purchased Assets.

l. Buyer shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. The related Seller shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

m. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the related Seller hereby expressly waives, to the extent permitted by law, any right the related Seller might otherwise have to require Buyer to enforce its rights by judicial process. The related Seller also waives, to the extent permitted by law, any defense the related Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies. The related Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

n. In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, in each case subject to the limitations in Section 19(k) hereof.

Upon the occurrence of an Event of Default or an Event of Termination, Buyer shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the related Seller.

The related Seller hereby authorizes Buyer, at the related Seller’s expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without the related Seller’s signature thereon as Buyer at its option may deem appropriate, and appoints Buyer as the related Seller’s attorney-in-fact to execute any such financing statement or statements in the related Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of the related Seller as its attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to the limitations of Section 19(k) of this Agreement, all rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default or an Event of Termination one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

22. INDEMNITY

a. The related Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification and amendment of this Agreement (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with the related Seller or with other creditors of the related Seller or any of its Subsidiaries arising out of any-Default or any events or circumstances that may arise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); provided, however that the related Seller shall not be required to reimburse the Buyer for any such expenses and attorneys’ fees in excess of $8,000 in connection with the initial preparation and execution of the Program Documents; and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

b. Subject to the limitations of Section 19(k) of this Agreement, the related Seller agrees to indemnify and hold harmless Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any

Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of any Seller or any Guarantor or any Seller’s or any Guarantor’s officers in this Agreement or any other Program Document, and all actions taken pursuant thereto) (i) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, class, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is the result of a claim made by any Seller or any Guarantor against the Indemnified Party, and the related Seller or such Guarantor is ultimately the successful party in any resulting litigation or arbitration. The related Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c. Without limitation on the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by the related Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 19 or for any other reason, the related Seller shall, except as otherwise provided in Sections 15 and 24, upon demand by Buyer, pay to Buyer any Breakage Costs incurred as of a result of such payment.

d. If the related Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the related Seller by Buyer, in its sole discretion.

e. Without prejudice to the survival of any other agreement of the related Seller hereunder, the easements and obligations of the related Seller contained in this Section shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Buyer against full payment therefor.

23. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

The related Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Buyer contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

24. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain the related Seller’s obligation. The related Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer in connection with the preparation, enforcement or administration of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout”. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then the related Seller agrees to pay to Buyer, from time to time, upon demand by Buyer the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, the related Seller will have the right to terminate all Transactions then outstanding as of a date selected by the related Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Seller if any events in clause (i) or (ii) of this Section 24 occur.

25. FURTHER ASSURANCES

The Sellers and each Guarantor agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder.

26. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity therefor.

27. TERMINATION

This Agreement shall remain in effect until the earlier of (i) April 12, 2009 (regardless of when any Purchased Asset became subject to a Transaction hereunder), or (ii) at Buyer’s option upon the occurrence of an Event of Default or Event of Termination (such date, the “Termination Date”). However, no such termination shall affect the related Seller’s outstanding obligations to Buyer at the time-of such termination. If this Agreement is terminated pursuant to clause (i) in the preceding sentence the Sellers shall repurchase any remaining Purchased Assets at the Repurchase Price. The related Seller’s obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof.

28. ASSIGNMENT

The Program Documents are not assignable by the related Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by the related Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to another Person approved by the related Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, the related Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by the related Seller. Notwithstanding any assignment by Buyer pursuant to this Section 28, Buyer shall remain liable as to the Transactions.

29. AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Sellers and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

30. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

31. BINDING EFFECT: GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

32. CONSENT TO JURISDICTION

SELLERS HEREBY WAIVE TRIAL BY JURY. SELLERS HEREBY IRREVOCABLY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLERS HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION SELLERS MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.

33. SINGLE AGREEMENT

Each Seller, each Guarantor and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each Seller, each Guarantor and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

34. INTENT

Sellers and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

35. NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission. Notice to NAC, NMI, NFI or NFI Holding shall constitute notice to each and all of such entities. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to NCFC:

NovaStar Certificates Financing Corporation
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NCFLLC:

NovaStar Certificates Financing LLC
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NMI:

NovaStar Mortgage, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NFI:

NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to NFI Holding:

NFI Holding Corporation
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention:	Todd Phillips
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@novastar1.com

if to Buyer or Agent:

Wachovia Investment Holdings, LLC
One Wachovia Center
301 South College Street
Charlotte, NC 28288
Attention:	Andrew W. Riebe
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@wachovia.com

With a copy to:

Wachovia Capital Markets, LLC
One Wachovia Center
301 South College Street
Charlotte, NC 28288
Attention:	Andrew W. Riebe
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@wachovia.com

or, for Transaction Notices and related documents:

Attention:	Chad Cote
Telephone:	(XXX) XXX-XXXX
Facsimile:	(XXX) XXX-XXXX
E-mail:	XXXXX@wachovia.com

as such address or number may be changed by like notice.

36. CONFIDENTIALITY

(a) This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Buyer and Agent and shall be held by Sellers (and Sellers shall cause each Guarantor to hold it) in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to each Seller’s direct and indirect parent companies, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to Buyer, any required Securities and Exchange Commission or state securities’ law disclosures or filings, which shall not include the Side Letter unless otherwise agreed by Buyer in writing. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

(b) Buyer acknowledges that certain of the information provided to it by or on behalf of any Seller or the Guarantor in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and Buyer agrees that, unless such Seller or the Guarantor, as applicable, shall otherwise agree in writing (subject to subsections (c) and (d) below), Buyer will not disclose to any other person or entity any information regarding any non-public financial statements, reports and other information furnished by any Seller or the Guarantor to Buyer pursuant to or in connection with any Program Document, unless such information was known to Buyer on a non-confidential basis prior to disclosure by any Seller or the Guarantor.

(c) Each party may disclose certain confidential information to (i) any of such party’s attorneys, consultants, accountants, financial advisors and independent auditors, (ii) any actual or potential assignee or participant of Buyer under this Agreement, (iii) any municipal, state, federal or other regulatory body in order to comply with any law, order, regulation, request or ruling or (iv) in the event such party is legally compelled by subpoena or other similar process.

(d) Notwithstanding anything contained herein to the contrary, Buyer shall not disclose or otherwise take any action with respect to any information furnished by any Seller, the Guarantor or any attorney or other representative of any Seller or the Guarantor, that would cause any Seller, the Guarantor or any affiliate thereof, to be in violation of any requirement of any law, rule or regulation prohibiting the disclosure of information regarding mortgagors.

37. JOINT AND SEVERAL LIABILITY

The Sellers hereby acknowledge and agree that they are jointly and severally liable to the Buyer for all representations, warranties, covenants, obligations and liabilities of each of the Sellers hereunder. The Sellers hereby further acknowledge and agree that any Default, Event of Default or breach of a representation, warranty or covenant by any Seller under this Agreement is hereby considered a Default, Event of Default or breach by each Seller. A Seller’s subrogation claims arising from payments to Buyer shall constitute a capital investment in another Seller (1)subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller. The Sellers hereby: (a) acknowledge and agree that the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller, (b) waive any defense to their obligations under this Agreement or any other Program Document based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other or of any other Person, and (c) waive any right of subrogation or ability to proceed against any Person or to participate in any security for the Obligations until the Obligations have been paid and performed in full.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NOVASTAR MORTGAGE, INC., as Seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President

NOVASTAR CERTIFICATES FINANCING LLC, as seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President

NOVASTAR CERTIFICATES FINANCING CORPORATION, as seller

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President

WACHOVIA INVESTMENT HOLDINGS, LLC, as Buyer and Agent, as applicable

By:	/s/ Andrew W. Riebe
Name:	Andrew W. Riebe
Title:	Vice President

Acknowledged and Agreed:

NOVASTAR FINANCIAL, INC., as Guarantor

By:	/s/ Todd Phillips
Name:	Todd Phillips
Title:	Vice President